PRIVILEGED AND CONFIDENTIAL

Unit Purchase Agreement

among

Shurgard Storage Centers, Inc.,

Morningstar Storage Centers, LLC

and

the Morningstar Members listed on Exhibit A hereto

Dated June __, 2002

CONTENTS

1. General Definitions *

2. Purchase and Sale of Units *

2.1 Restated Operating Agreement *

2.2 Issuance of Units to Shurgard; Capital Contribution *

2.3 Estimated Closing Distribution and Final Closing Distribution *

2.4 Tax Treatment of Purchase *

3. Closing and Closing Date *

4. Representations and Warranties of Morningstar and Morningstar Members *

4.1 Organization; Qualification; Good Standing *

4.2 Subsidiaries *

4.3 Capitalization *

4.3.1 Authorized Capital *

4.3.2 Other Rights *

4.3.3 Authorization of Purchased Units *

4.4 Authorization and Enforceability *

4.5 Noncontravention *

4.6 Consents *

4.7 Financial Statements; Obligations *

4.8 Absence of Certain Changes or Events *

4.9 Books and Records *

4.10 Contracts *

4.10.1 Identification of Contracts *

4.10.2 General Contract Matters *

4.11 Real Property *

4.11.1 Properties *

4.11.2 Condition of Properties *

4.11.3 Improvements *

4.11.4 Governmental Approvals; Compliance with Laws *

4.11.5 Development Properties *

4.11.6 Third Party Rights to Properties *

4.12 Intellectual Property *

4.13 Taxes *

4.14 Labor Matters; Employees *

4.15 Employee Benefit Plans *

4.15.1 Employee Benefit Plan Listing *

4.15.2 Documents Provided *

4.15.3 Compliance *

4.15.4 Qualification *

4.15.5 Contributions, Premiums and Other Payments *

4.15.6 Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements *

4.15.7 Post-Employment Benefits *

4.15.8 Suits, Claims and Investigations *

4.15.9 Effect of Transaction *

4.15.10 ERISA Plan Asset Compliance *

4.15.11 Definitions *

4.16 Insurance *

4.17 Compliance with Laws *

4.18 Licenses and Authorizations *

4.19 Legal Proceedings; Orders *

4.20 Environmental Matters *

4.21 Certain Payments *

4.22 Brokers or Finders *

4.23 Relationships with Related Persons *

4.24 Disclosure *

4A. Representations and Warranties of Morningstar Members *

4A.1 Operating Agreement *

4A.2 Ownership of Units *

4A.3 Authority and Enforceability *

4A.5 Noncontravention *

4A.6 Contracts *

4A.7 Consents *

4A.8 Certain Payments *

5. Representations and Warranties of Shurgard *

5.1 Organization; Authorization *

5.2 Authorization and Enforceability *

5.3 Noncontravention *

5.4 Consents *

5.5 Investment Intent *

5.6 Legal Proceedings *

5.7 Brokers or Finders *

6. Certain Covenants *

6.1 Access *

6.2 Conduct of Business of Morningstar Prior to Closing *

6.3 Covenants Prior to Closing *

6.4 Consents and Approvals *

6.5 Tax Covenants *

6.6 Further Assurances *

7. Conditions Precedent to Shurgard's Obligations *

7.1 No Injunction or Litigation *

7.2 Representations, Warranties and Covenants *

7.3 No Adverse Change *

7.4 Corporate Existence of Morningstar and its Subsidiaries *

7.5 Manager's Certificate *

7.6 Opinion of Counsel to Morningstar *

7.7 Redemption of Convertible Debt *

7.8 Execution of Agreements *

7.9 Consents and Approvals *

7.10 Title Insurance *

7.11 Environmental Reports *

7.12 Tax Forms *

8. Conditions Precedent to Morningstar's Obligations *

8.1 No Injunction or Litigation *

8.2 Representations, Warranties and Covenants *

8.3 Secretary's Certificate *

8.4 Opinion of Counsel to Shurgard *

8.5 Execution of Agreements *

8.6 Consents and Approvals *

9. Further Assurances *

10. Costs *

11. Survival and Indemnification *

11.1 Survival *

11.2 Indemnification by the Morningstar Members *

11.3 Indemnification Threshold *

11.4 Procedure for Third Party Claims *

11.5 Offset Right *

12. Termination *

12.1 Termination *

12.2 Effect of Termination *

13. Miscellaneous *

13.1 Public Announcements *

13.2 Severability *

13.3 Modification and Waiver *

13.4 Notices *

13.5 Assignment *

13.6 Captions *

13.7 Entire Agreement *

13.8 No Third-Party Rights *

13.9 Counterparts *

13.10 Governing Law *

Exhibits

Exhibit B - Operating Agreement

Exhibit C - Form of Restated Operating Agreement

Exhibit D - Form of Management Services Agreement

Exhibit E - Schedule of Exceptions

Exhibit F - Opinion of Morningstar's Counsel

Exhibit G - Opinion of Shurgard's Counsel

Unit Purchase Agreement

This Unit Purchase Agreement (including all exhibits and schedules hereto, this "Agreement") is made as of the ___ day of June, 2002, by and among Shurgard Storage Centers, Inc., a Washington corporation ("Shurgard"), Morningstar Storage Centers, LLC, a Delaware limited liability company ("Morningstar"), and the members of Morningstar set forth on Exhibit A hereto (individually, a "Morningstar Member" and collectively, the "Morningstar Members").

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the parties agree as follows:

1. General Definitions

Certain terms are defined in the text of this Agreement. In addition, capitalized terms that appear in this Agreement shall have the meanings set forth below unless the context expressly requires otherwise:

"Affiliate" of any Person shall mean any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Affiliation and Development Agreement" refers to that Affiliation and Development Agreement between Shurgard and Morningstar Properties initialed by Shurgard and Morningstar Properties for identification purposes.

"Authorization" shall mean any consent, license, permit, grant, authorization, certificate, endorsement, qualification or approval of any Governmental Entity that is used in or necessary to (a) the ownership, operation or conduct of the business of Morningstar or any of its Subsidiaries, or (b) permit Morningstar or any of its Subsidiaries to own or lease its Properties.

"Claims" shall mean any civil, criminal or administrative claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

"Closing" shall mean the consummation of the purchase and sale of the Shurgard Units under this Agreement and "Closing Date" shall mean the date referred to in Section 3.

"Closing Development Properties" shall mean the Morningstar properties known as Ashley River, Capital Boulevard, Clayton, Cone Boulevard, Country Club, Dave Lyle, English Road, Silas Creek and Sunset.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and/or the treasury regulations promulgated thereunder.

"Contract" shall mean all contracts, agreements, licenses, obligations, promises, instruments and other undertakings and arrangements, including purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and all other agreements relating primarily or exclusively to the operation of the business of Morningstar or any of its Subsidiaries.

"Credit Agreement" shall mean that certain Credit Agreement dated December 31, 1998 between Morningstar and Five Arrows.

"Development Properties" shall have the meaning set forth in Section 4.11.5.

"Encumbrance" shall mean any lien, mortgage, deed of trust, pledge, security interest, charge, condition, equitable interest, right of first refusal, community property interest, covenant, option, title defect, Claim, restriction, exception, or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including, without limitation, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Escheatment Liability" shall mean any and all liability of Morningstar to the any state of the United States or other governmental subdivision thereof arising under applicable law as a result of Morningstar's taking possession of personal or other property abandoned by its customers.

"Financial Statements" shall have the meaning set forth in Section 4.7.

"Five Arrows" shall mean Five Arrows Realty Securities LLC, a Delaware limited liability company.

"Governmental Entity" shall mean a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau, or other authority or instrumentality, domestic or foreign, including, without limitation, any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Intellectual Property" shall have the meaning set forth in Section 4.12.

"Interim Balance Sheet" shall have the meaning set forth in Section 4.7.

"Knowledge of Morningstar" shall mean, with respect to a particular fact or other matter, that any member of the Morningstar Executive Group is, or ought to be, in the prudent exercise of that individual's duties, after due inquiry, aware of such fact or other matter.

"Law" shall mean any domestic or foreign constitutional provision, statute, ordinance or other law, rule, regulation or interpretation of any Governmental Entity and any decision, decree, injunction, judgment, order, ruling or assessment of any Governmental Entity or any arbitrator.

"Loss" shall mean any loss, damage, judgement, debt, liability, diminution of value, obligation, fine, penalty, cost or expense (including, but not limited to, any legal or accounting fee or expense), whether or not relating to personal injury, property damage, public or worker health, welfare or safety or the environment and whether or not relating to violations of or liability under Environmental Law.

"Management Services Agreement" shall mean the form of Management Services Agreement between Morningstar Property Management, LLC, Morningstar and Shurgard attached hereto as Exhibit D.

"Material Adverse Effect" shall mean an effect that could reasonably be expected to be materially adverse to the assets, properties (including the Properties), business, operations, results of operations, condition (financial or otherwise) or prospects of Morningstar and its Subsidiaries, taken as a whole.

"Morningstar" shall mean Morningstar Storage Centers, LLC, a Delaware limited liability company.

"Morningstar Executive Group" refers to Stephen Benson, Phyllis McArthur, David Benson and Neville Christie.

"Operating Agreement" shall mean that certain Operating Agreement of Morningstar Storage Centers, LLC dated as of December 31, 2001, which is attached hereto as Exhibit B.

"Order" shall mean any award, decision, injunction, restraining order, judgement, decree, writ, order, regulation, rule, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

"Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Entity and any other entity.

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

"Property" or "Properties" shall have the meaning set forth in Section 4.11.

"REIT" shall mean a real estate investment trust, within the meaning of Section 856 of the Code.

"Restated Operating Agreement" shall mean the form of Amended and Restated Operating Agreement of Morningstar Storage Centers, LLC attached hereto as Exhibit B.

"Schedule of Exceptions" shall mean the Schedule of Exceptions attached hereto as Exhibit E.

"Shurgard Units" shall have the meaning set forth in Section 2.2.

"Subsidiary" shall mean any corporation, limited liability company or other legal entity in which Morningstar, directly or indirectly (including, without limitation, through another Subsidiary), owns any of the outstanding stock, membership or other equity interests.

"Tax" (and, in the plural, "Taxes") shall mean (a) domestic or foreign federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including, without limitation, any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, business and occupation, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Section 1.1502-6(a) of the treasury regulations promulgated under the Code (or any predecessor or successor thereof or any similar provision under Law) or otherwise.

"Tax Returns" shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, consolidated, combined or unitary returns for any group of entities that includes Morningstar.

"Unit" shall mean a unit of ownership interest in Morningstar as defined and contemplated in the Restated Operating Agreement.

2. Purchase and Sale of Units

2.1 Restated Operating Agreement

At or immediately prior to the Closing, the Morningstar Members and Shurgard shall enter into and execute the Restated Operating Agreement.

2.2 Issuance of Units to Shurgard; Capital Contribution

(a) Subject to the terms and conditions of this Agreement, Shurgard shall contribute $62 million to the capital of Morningstar, and Morningstar shall issue to Shurgard in exchange therefor 62,000,000 Units (the "Shurgard Units").

(b) Morningstar shall use all or a portion of the capital contribution received from Shurgard to redeem or repay in full, simultaneous with the Closing, the convertible debt owed by Morningstar pursuant to the Credit Agreement.

2.3 Estimated Closing Distribution and Final Distribution

(a) On or before the Closing Date, Morningstar shall prepare and deliver to Shurgard, in a form acceptable to Shurgard, a pro forma balance sheet of Morningstar estimated as of the Closing Date, prepared in a manner consistent with that used to prepare the Financial Statements, and reflecting (i) the capital contribution of Shurgard described above, (ii) the repayment of all indebtedness, including principal and accrued and unpaid interest, outstanding under the Credit Agreement, (iii) the distribution of assets as described in the structure memorandum referred to in Section 4.3 of the Schedule of Exceptions, and (iv) any amounts paid by Morningstar in connection with cancellation of options (the "Estimated Closing Balance Sheet"). The Estimated Closing Balance Sheet shall reflect appropriate accruals for all known liabilities as of the Closing Date.

(b) At Closing, Morningstar shall distribute to the Morningstar Members an amount equal to 80% of the Estimated Closing Distribution as calculated based on the Estimated Closing Balance Sheet. "Estimated Closing Distribution" shall mean the amount computed as follows:

(i) Morningstar's current assets (consisting of cash and cash equivalents, receivables from tenants, net of allowances for doubtful accounts, accounts receivable-other, due from affiliate, escrow deposits and other assets), less Morningstar's current liabilities (consisting of accounts payable and accrued liabilities, accrued interest payable, rents received in advance and tenant security deposits); less

(ii) Morningstar's notes payable in excess $57,787,261; plus

(iii) Morningstar's fixed assets attributable to the Closing Development Properties in excess of $25,150,365; plus

(iv) any amount expended by Swansong I, LLC in connection with construction at the Property known as Ebenezer Road since March 31, 2002, which amounts were not financed by additional borrowings on the line of credit secured by Ebenezer Road, multiplied by Morningstar's percentage ownership interest in Ebenezer Road; plus

(v) any amount expended by Morningstar for deferred maintenance to the Properties as required by Shurgard; and less

(vi) all unpaid costs and fees incurred by Morningstar in connection with the transactions contemplated by this Agreement to the extent not included in Morningstar's current liabilities.

Morningstar's current assets and liabilities, notes payable and fixed assets attributable to the Closing Development Properties shall be determined in conformity with GAAP and in a manner consistent with that used to prepare the Financial Statements.

(c) On or before July 8, 2002, Morningstar shall prepare and deliver a balance sheet (and including a consolidated income statement) of Morningstar as of June 30, 2002, in conformity with GAAP and in a manner consistent with that used to prepare the Financial Statements (the "June Balance Sheet") and will further provide supporting general ledger schedules on or before July 12, 2002. The computation set forth in Section 2.3(b) shall be repeated using the amounts reflected in the June Balance Sheet (which shall include as a current liability all unpaid costs and fees incurred by Morningstar in connection with the transactions contemplated by this Agreement and which shall proportionately adjusted to take into account a Closing Date earlier than June 30, 2002) in place of the Estimated Closing Balance Sheet. The result shall be the "Final Distribution."

(d) Shurgard and its advisors and accountants shall have until the later of (i) fifteen (15) days after receipt by Shurgard of the June 30 Balance Sheet and supporting schedules or (ii) July 31, 2002, to review the June Balance Sheet. The June Balance Sheet will become final and binding on the parties on the expiration of the time period specified in the preceeding sentence, unless Shurgard delivers a written notice (the "Post-Closing Notice") to Morningstar prior to such date that specifies in reasonable detail the amount by which, and the reasons why, it thinks particular line items in the June Balance Sheet either contain mathematical errors or were not prepared in accordance with this Section 2.3. The Post-Closing Notice may not specify any other basis for disagreement with the June Balance Sheet other than as set forth in the preceding sentence.

(e) If the Final Distribution is greater than the Estimated Closing Distribution, Morningstar shall pay the amount of such excess to the Morningstar Members as a distribution without change in ownership interest or units within five (5) days after determination of the June 30 Balance Sheet. If the Final Distribution less than the Estimated Closing Distribution, the Morningstar Members shall pay the amount of such deficiency to Morningstar as a capital contribution without change in ownership interest or units within five (5) days after determination of the June 30 Balance Sheet.

(f) If Shurgard delivers a Post-Closing Notice in accordance with this Section 2.3, then the parties shall, during the 15-day period beginning on the receipt by Morningstar of the Post-Closing Notice, seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Post-Closing Notice. If Shurgard and Morningstar are unable to resolve all of the objections of Shurgard within such 15-day period, then Shurgard and Morningstar shall submit such unresolved objections to the a regional accounting firm located in Charlotte, North Carolina that has not previously provided services to either party and is mutually acceptable to the parties (the "Third Party Accountants"). Shurgard and Morningstar shall use reasonable efforts to cause the Third Party Accountants to render a final, binding decision resolving the matters in dispute within 60 days following the submission of such matters to the Third Party Accountants. The determination of the Third Party Accountants will be final and binding on Shurgard and Morningstar, and judgment may be entered on the determination of the Third Party Accountants in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Third Party Accountants shall be shared equally by Shurgard and Morningstar (Morningstar's portion to be treated as a current liability for purposes of the June Balance Sheet). In its report resolving disputed items, the Third Party Accountants may not resolve any disputed item by choosing an amount that is greater than the greater of the amount claimed by Shurgard or set forth in the June Balance Sheet or less than the lesser of the amount claimed by Shurgard or set forth in the June Balance Sheet.

2.4 Tax Treatment of Purchase

Unless otherwise required by Law, the parties shall treat the transaction contemplated by Section 2.2 of this Agreement for all income Tax purposes (i) as one or more contributions to the capital of Morningstar under Section 721(a) of the Code (ii) one or more distributions to the Morningstar Members under Section 731 of the Code and (iii) the extinguishment of a valid debt instrument of Morningstar (the Credit Agreement), and no party hereto shall take (nor permit any Affiliate to take) any position or file any Tax Return inconsistent with such treatment.

3. Closing and Closing Date

(a) The Closing shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Seattle, WA 98101 on June ___, 2002, or on such other date or such other place on which the parties may agree (the "Closing Date").

(b) At the Closing, Shurgard shall make the capital contribution described in Section 2.2(a) by bank wire transfer of funds to Morningstar and Morningstar shall credit the capital account of Shurgard on the books of Morningstar with $62 million.

4. Representations and Warranties of Morningstar and Morningstar Members

Morningstar and the Morningstar Executive Group, jointly and severally, represent and warrant to Shurgard that, except as set forth in the corresponding section of the Schedule of Exceptions:

4.1 Organization; Qualification; Good Standing

(a) Morningstar is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Morningstar has all requisite power and authority to carry on its business as presently conducted and as presently proposed to be conducted, to carry out the transactions contemplated in this Agreement, the Restated Operating Agreement and the Management Services Agreement and to issue and sell the Shurgard Units to Shurgard. Morningstar is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a Material Adverse Effect.

(b) The copy of the Operating Agreement attached hereto as Exhibit B is an accurate and complete copy of the Operating Agreement.

4.2 Subsidiaries

(a) All of Morningstar's Subsidiaries, together with Morningstar's ownership interest in each such Subsidiary, are set forth in Section 4.2 of the Schedule of Exceptions.

(b) Each Subsidiary is the form of entity identified in Section 4.2 of the Schedule of Exceptions, duly formed, validly existing and, where applicable, in good standing in the jurisdiction of its formation, with full corporate or other power and authority to own, lease and operate its properties and to conduct its business, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not have a Material Adverse Effect.

(c) Except as set forth in Section 4.2 of the Schedule of Exceptions, all of the outstanding equity interests owned or held by Morningstar, directly or indirectly, and to the Knowledge of Morningstar, all of the other outstanding interests, in each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 4.2 of the Schedule of Exceptions, all of the interests owned or held by Morningstar, directly or indirectly, in each of the Subsidiaries are free and clear of any Encumbrance, except for such as would not have a Material Adverse Effect.

(d) Morningstar has made available to Shurgard a true and complete copy of the articles or certificate of incorporation or organization, operating agreement, limited partnership agreement or other fundamental instrument pursuant to which each Subsidiary has been formed or organized. Each incorporation or organization document, operating agreement, limited partnership agreement or other agreement pursuant to which a Subsidiary has been created has been duly authorized by all necessary action of any entity that is a party owned or controlled by Morningstar, has been executed and delivered by each such party thereto and is the valid and binding obligation of each such party, enforceable in accordance with its terms.

4.3 Capitalization

4.3.1 Authorized Capital

(a) As of the date of this Agreement, the Operating Agreement provides for authorized, issued and outstanding units of ownership interest of Morningstar as follows: (i) 1,938,914 Regular Units, (ii) 1,333,595 Series A Units, (iii) 100 Series B Units and (iv) 100 Series C Units. The rights, privileges and preferences of the Regular Units, Series A Units, Series B Units and the Series C Units are as stated in the Operating Agreement. The Operating Agreement also contemplates Series D Units, but no Series D Units have been issued or are outstanding. Exhibit A contains a list of all Morningstar Members as of the date of this Agreement and the number of units owned of record by each of the Morningstar Members.

(b) As of the Closing, the Restated Operating Agreement will provide for authorized, issued and outstanding units of ownership interest of Morningstar as follows: 83,783,784 Units, of which 21,783,784 Regular Units shall be held by the Morningstar Members as set forth in Exhibit A and 62,000,000 Shurgard Units shall be issued to Shurgard at the Closing.

4.3.2 Other Rights

Except as set forth in this Agreement or in Section 4.3 of the Schedule of Exceptions, there is not any (i) agreement or Encumbrance to which Morningstar is a party relating to the sale or voting of any units of ownership interest of Morningstar, including but not limited to rights of first refusal, preemptive rights, rights of first offer, proxies or voting agreements, (ii) subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from Morningstar (or, to the Knowledge of Morningstar, from any other person or entity) any units of ownership interest of Morningstar, (iii) commitment by Morningstar to issue any units of ownership interest, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its units of ownership interest any evidence of indebtedness or asset, or (iv) obligation (contingent or other) by Morningstar to purchase, redeem or otherwise acquire any of its units of ownership interest or any interest therein or to pay any dividend or make any other distribution in respect thereof.

4.3.3 Authorization of Purchased Units

At the Closing, the sale, issuance and delivery of the Shurgard Units hereunder and under the Restated Operating Agreement will be duly authorized by all requisite action of Morningstar, its manager and the Morningstar Members. When issued and delivered, the Shurgard Units will (i) be validly issued and outstanding under the Restated Operating Agreement, (ii) assuming the substance of the Shurgard representations set forth in Section 5.6 hereof, be issued in compliance with all applicable federal and state securities laws, (iii) have no personal liability attaching to the ownership thereof and (v) be free and clear of all Encumbrances other than those deriving from Shurgard. The outstanding Regular Units, Series A Units, Series B Units and Series C Units are validly issued under the Operating Agreement and were issued in compliance with all applicable federal and state securities laws. At the Closing, the Units to be held by the Morningstar Members will be duly and validly issued under the Restated Operating Agreement and will have been issued in compliance with all applicable federal and state securities laws.

4.4 Authorization and Enforceability

(a) All actions on the part of Morningstar, its manager and the Morningstar Members under the Operating Agreement and the Restated Operating Agreement necessary for the due authorization, execution, delivery and performance of this Agreement, the Restated Operating Agreement and the Management Services Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of all Morningstar's and the Morningstar Members' obligations under this Agreement, the Restated Operating Agreement and the Management Services Agreement have been taken or will be taken prior to the Closing.

(b) This Agreement has been duly executed and delivered by Morningstar, as contemplated by this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of Morningstar, enforceable against Morningstar in accordance with its terms. On execution and delivery by Morningstar of the Management Services Agreement, such agreement will constitute the legal, valid and binding obligations of Morningstar, enforceable against Morningstar in accordance with its terms.

4.5 Noncontravention

Except as set forth in this Agreement, or in Section 4.5 of the Schedule of Exceptions, neither the execution or the delivery of this Agreement, the Restated Operating Agreement or the Management Services Agreement by Morningstar, nor the consummation or performance of any of the transactions contemplated hereby or thereby by Morningstar will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of any provision of the Operating Agreement, the Restated Operating Agreement, or any resolution adopted by Morningstar, its manager or the Morningstar Members;

(b) contravene or conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by the this Agreement, the Operating Agreement, the Restated Operating Agreement or the Management Services Agreement or to exercise any remedy or obtain any relief under, any Law or any Order to which Morningstar or any of its Subsidiaries, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization;

(d) contravene, conflict with, or result in a violation or breach of, any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract or other restriction, Encumbrance or liability to which Morningstar or any of its Subsidiaries is a party or by which Morningstar or any of its Subsidiaries is bound or to which any assets of Morningstar or any of its Subsidiaries are subject; or

(e) result in the imposition or creation of any Encumbrance on or with respect to any of the assets of Morningstar or any of its Subsidiaries.

4.6 Consents

Except as set forth in Section 4.6 of the Schedule of Exceptions, no notices, reports or other filings are required to be made by Morningstar or any of its Subsidiaries with, nor are any Authorizations required to be obtained by Morningstar or any of its Subsidiaries from, any Governmental Entity or any other Person in connection with the execution, delivery and performance by Morningstar of this Agreement, the Restated Operating Agreement or the Management Services Agreement, or the consummation by Morningstar of the transactions contemplated hereby or thereby.

4.7 Financial Statements; Obligations

(a) Set forth in Section 4.7 of the Schedule of Exceptions are: (i) the audited consolidated balance sheets of Morningstar and its subsidiaries at December 31, 1999, 2000 and 2001 and the consolidated statements of earnings, members' equity and cash flow of Morningstar and its subsidiaries for the each of the fiscal years then ended, including the notes thereto and (ii) the unaudited consolidated balance sheet of Morningstar and its subsidiaries at March 31, 2002 (the "Interim Balance Sheet") and the consolidated statements of earnings, members' equity and cash flow of Morningstar and its subsidiaries for the three-month period ended March 31, 2002 (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered and present fairly the consolidated financial condition and the results of operations, changes in members' equity and cash flow of Morningstar and its subsidiaries at the respective dates of and for the periods referred to in such Financial Statements, subject in the case of interim financial statements to the absence of footnotes and to normal recurring period-end adjustments (which will not, individually or in the aggregate, be material in amount or effect).

(b) Except as set forth in Section 4.7 of the Schedule of Exceptions, Morningstar has no indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than indebtedness, obligations and liabilities (i) reflected or reserved against in the Financial Statements, (ii) incurred in the ordinary course consistent with past practices since the date of the Interim Balance Sheet, (iii) under executory Contracts, excluding indebtedness, obligations and liabilities resulting from any breach of any executory Contract or (iv) otherwise identified in the Schedule of Exceptions.

4.8 Absence of Certain Changes or Events

Except as otherwise set forth in this Agreement, or Section 4.8 of the Schedule of Exceptions attached hereto, since the date of the Interim Balance Sheet:

(a) (i) neither Morningstar nor any of its Subsidiaries has suffered any changes in its business, operations, properties, prospects, assets, results of operations or condition (financial or otherwise) which changes, in the aggregate, have had a Material Adverse Effect, and (ii) Morningstar and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practices.

(b) neither Morningstar nor any of its Subsidiaries has (i) declared, set aside, made or paid any dividend or other distribution in respect of the units or capital stock of, or other equity interests in, or repurchased, redeemed or otherwise acquired any outstanding units or capital stock of, or other equity interests in, Morningstar or any of its Subsidiaries, (ii) transferred, issued, sold or disposed of any units or capital stock of, or other equity interests in, Morningstar or any of its Subsidiaries or granted options, warrants, calls or other rights to purchase or otherwise acquired any units or capital stock of, or other equity interests in, Morningstar or any of its Subsidiaries or, (iii) effected any recapitalization, reclassification or like change in the capitalization of Morningstar or any of its Subsidiaries or, (iv) amended its articles or certificate of incorporation, operating agreement, limited partnership agreement or other certificate or agreement of formation, or (v) effected any material change in the accounting policies, practices or principles with respect to the business of Morningstar or any of its Subsidiaries, including with respect to the preparation of financial statements.

(c) Morningstar and its Subsidiaries (taken together) have not, except in connection with ongoing construction at the sites as identified on Section 4.8 of the Schedule of Exceptions, (i) committed to make any capital expenditures except for those with an aggregate cost not in excess of $25,000, (ii) waived or committed to waive any rights that would have a Material Adverse Effect, (iii) purchased, leased, sold, exchanged or otherwise disposed of or acquired any assets (other than in the ordinary course consistent with past practices) for which the aggregate consideration paid or payable in excess of $25,000, or (iv) suffered any Damage, destruction or casualty loss, whether or not covered by insurance, in excess of $25,000 in the case of any individual loss, or $50,000 with respect to the aggregate of all such losses.

(d) neither Morningstar nor any of its Subsidiaries has (i) made or agreed to make any increase in the compensation payable or to become payable to any employee, except for regularly scheduled increases in compensation payable or increases according to the terms of an employment agreement or otherwise occurring in the ordinary course consistent with past practices, or (ii) except as otherwise disclosed herein, made or agreed to make any material change in any Employee Benefit Plan.

(e) each of Morningstar and its Subsidiaries, to the extent consistent with past practice, has used all commercially reasonable efforts to preserve substantially intact the organization of Morningstar and its Subsidiaries.

(f) neither Morningstar nor any of its Subsidiaries has had any material change in its relations with its employees or any Person having a business relationship with Morningstar or its Subsidiaries, the discontinuance of which would have a Material Adverse Effect.

(g) other than in the ordinary course of business consistent with the past practice, neither Morningstar nor any of its Subsidiaries has (i) made any upward adjustments to, written up or otherwise increased the book value of any of its assets (ii) reduced, written off or otherwise decreased the amount of any of its obligations or liabilities, or (iii) permitted any Encumbrance to take effect with respect to any of its assets.

(h) neither Morningstar nor any of its Subsidiaries has terminated or received any notice of termination of any Contract involving a total remaining commitment by or to Morningstar or such Subsidiary of at least $10,000.

(i) neither Morningstar nor any of its Subsidiaries has sold (other than sales of inventory in the ordinary course of business), leased or otherwise disposed of any of its assets or mortgaged, pledged or taken any action that may result in the imposition of any Encumbrance on any of its assets, including a sale, lease or other disposition of any of the Properties.

(j) neither Morningstar nor any of its Subsidiaries has entered into any Contract to do any of the foregoing.

4.9 Books and Records

Except as set forth in Section 4.9 of the Schedule of Exceptions, Morningstar has made available to Shurgard all books and records (including all discs, tapes and other media-storage data and information) and other information relating primarily or exclusively to the operation of the business of Morningstar and its Subsidiaries. Such books and records are accurate and complete in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Specifically and not in limitation of the foregoing, the minute books of Morningstar and each of its Subsidiaries, all of which have been made available to Shurgard, contain accurate and complete records in all material respects of all meetings held and formal action taken (for which a meeting or formal vote is required) by the Morningstar Members and/or the manager of Morningstar and the members, stockholders, partners or other holders of ownership interests and/or managers, boards of directors or other governing bodies of the Subsidiaries. The unit transfer books of Morningstar and similar transfer books relating to the ownership interests of each of the Subsidiaries accurately and completely reflect all issuances and transfers of membership interests of Morningstar and ownership interest of each of its Subsidiaries since its organization.

4.10 Contracts

4.10.1 Identification of Contracts

Section 4.10.1 of the Schedule of Exceptions sets forth the following Contracts that are currently in force, accurate and complete copies of which Morningstar has delivered to Shurgard:

(a) each Contract (or group of related Contracts) that involves aggregate expenditures or receipts by Morningstar and its Subsidiaries in excess of $25,000;

(b) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract to which Morningstar or any of its Subsidiaries is a party that involves any real or personal property (except leases and installment and conditional sales agreements involving aggregate payments to or from Morningstar and its Subsidiaries of less than $25,000 and with a term of less than one year;

(c) each Contract (or group of related contracts) under which Morningstar or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness involving more than $100,000 or under which Morningstar or any of its Subsidiaries has imposed an Encumbrance on any of its assets;

(d) each Contract of Morningstar or any of its Subsidiaries concerning confidentiality, noncompetition or Intellectual Property;

(e) each Contract with any of the directors, officers or employees of Morningstar or any of its Subsidiaries in the nature of a collective bargaining agreement, employment agreement, bonus agreement, profit sharing agreement, option agreement, deferred compensation agreement or severance agreement that will remain in effect following the Closing;

(f) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Morningstar or any of its Subsidiaries with any other Person;

(g) each Contract containing covenants that in any way purport to restrict the business activity of Morningstar or any of its Subsidiaries, or limit the freedom of Morningstar or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(h) any other Contract that is material to the business or assets of Morningstar and its Subsidiaries, taken as a whole, or under which the consequences of a default or termination would have a Material Adverse Effect.

4.10.2 General Contract Matters

With respect to each Contract so listed, except as disclosed in Section 4.10.2 of the Schedule of Exceptions, (i) such Contract is legal, valid, binding, enforceable against Morningstar or its Subsidiary (as applicable), and in full force and effect; (ii) such Contract will continue to be legal, valid, binding, and enforceable against Morningstar or its Subsidiary (as applicable), and in full force and effect on identical terms following the Closing; (iii) neither Morningstar or any of its Subsidiaries, nor to the Knowledge of Morningstar, any other party is in breach or default and, to the Knowledge of Morningstar, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under such Contract; and (iv) neither Morningstar or any of its Subsidiaries, nor to the Knowledge of Morningstar, any other party has repudiated any provision of such Agreement. Except as described in Section 4.10.2 of the Schedule of Exceptions, neither Morningstar nor any of its Subsidiaries is a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Schedule 4.10.2 of the Schedule of Exceptions under the terms of Section 4.10.2.

4.11 Real Property

4.11.1 Properties

Section 4.11.1 of the Schedule of Exceptions sets forth an accurate and complete list of (i) all real property owned by Morningstar or any of its Subsidiaries, (ii) all real property used in the business of Morningstar or any of its Subsidiaries but not owned or leased by Morningstar or any of its Subsidiaries, (iii) all leases of real property under which Morningstar or any of its Subsidiaries is the lessor and (iv) all leases of real property under which Morningstar or any of its Subsidiaries is the lessee (each, a "Property," and collectively, the "Properties"). Morningstar and/or its Subsidiaries uses the Properties for the conduct of the business of Morningstar and/or its Subsidiaries and does not occupy or use any other space or facilities. Morningstar has made available to Shurgard accurate and complete copies of the deeds and other instruments by which Morningstar and/or its Subsidiaries acquired the Properties, and accurate and complete copies of all title insurance policies and surveys in the possession of Morningstar or its Subsidiaries relating to the Properties.

4.11.2 Condition of Properties

(a) Access to and egress from each Property is available and provided by public streets or appurtenant easements, and, to the Knowledge of Morningstar, there is no governmental or quasi-governmental agency's plan to change the highway or road system in the vicinity of any Property which would restrict or otherwise adversely affect public access to such Property.

(b) All water, sewer, gas, electric, telephone, drainage and other utility facilities required by law for the present use and operation of each Property are operational and connected pursuant to valid permits to public utility lines or, in the case of private wells and septic systems, the same are on land owned or leased by Morningstar or any of its Subsidiaries. To the Knowledge of Morningstar, such utility services are adequate for the full operation and beneficial ownership, use, occupancy and maintenance of each Property, and neither Morningstar nor any of its Subsidiaries is in default of any obligation to any utility service provider. No other utility facilities are necessary to meet the reasonable needs of any Property for its contemplated use. No fees, connection charges or assessments are due or pending for the installation, operation or use of any sewer, drainage, water run off or dry well facilities and Morningstar has complied with all obligations owed to any governmental authority or private party with respect to the installation, operation or use of any sewer, drainage, water run off or dry well facilities.

(c) Except as set forth in Section 4.11.2 of the Schedule of Exceptions, Morningstar knows of no fact, condition or potential condition affecting any Property that would prevent or materially inhibit the continued operation of such Property or any improvement or facility located thereon in the manner of and for its present use.

(d) Morningstar has received no written notice of any condemnation action with respect to any of the Properties, and, to the Knowledge of Morningstar, there is no proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect any of the Properties in any way whatsoever.

(e) The as-built condition of each Property is such that surface and storm water does not accumulate in other than insubstantial quantities on such Property, except to the extent allowed by law.

4.11.3 Improvements

(a) Subject to those items identified by Shurgard personnel on its Summary Report in connection with their on-site inspection of each property, a true and correct copy of which is attached hereto as Section 4.11.3 of the Schedule of Exceptions, all of the improvements on each Property are in good condition and repair, free of material infestation and free of material physical, mechanical, structural, design and construction defects. All water, electric, sewer, plumbing, heating, ventilating, gas and air conditioning servicing such improvements are in good condition and proper working order and are free of material defects. Neither Morningstar nor any of its Subsidiaries has deferred any maintenance required to be performed in order to keep the foregoing in good condition and proper working order. Morningstar has not failed to disclose to Shurgard any material adverse conditions of disrepair or other material adverse conditions or defects with respect to the physical condition of the Properties.

(b) Except for minor matters which, in the aggregate among all of the Properties total less than $100,000, or as otherwise disclosed in Section 4.11.3 of the Schedule of Exceptions, the improvements to each Property were designed and constructed to satisfy the requirements of the local building code and any local, state or federal requirements, including any seismic standards contained therein, in effect at the time of such design and construction.

4.11.4 Governmental Approvals; Compliance with Laws

(a) Morningstar and/or its Subsidiaries have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the ownership and operation of each Property, and except as otherwise disclosed in Section 4.11.4 of the Schedule of Exceptions, each Property has been and is being operated and maintained in compliance with all applicable legal requirements as well as all private covenants and conditions affecting such Property. Morningstar has provided Shurgard with true and correct copies of all certificates of occupancy and other discretionary permits or approvals affecting any Property (i.e., approvals which are not considered ministerial under applicable legal requirements, for example, zoning or use variances, or conditional use permits) in the possession of or reasonably available to Morningstar or its Subsidiaries. Except for conditional use permit requirements and except as otherwise disclosed in Section 4.11.4 of the Schedule of Exceptions, to the Knowledge of Morningstar, in the event that all or any part of the improvements on a Property are destroyed or damaged, zoning laws in effect at the time this representation is made do not prohibit the improvements from being legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. Neither the zoning nor any other right to construct, use or operate any Property is in any way dependent on or related to any real estate other than such Property.

(b) Except at set forth in Section 4.11.4 of the Schedule of Exceptions, neither Morningstar nor any of its Subsidiaries has received any notice of a claim that any of the Properties does not comply with, and Morningstar and each of its Subsidiaries has complied with, all laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the improvements on each Property and on the operation, ownership or use of the Properties. Morningstar and each of its Subsidiaries has, or by the Closing Date shall have, complied with and completed all requirements and obligations set forth in any agreement with any government or agency, body or subdivision thereof, or with any private party, relating to the construction of the Improvements and off-site improvements and to the operation, ownership or use of the Properties, and such government or private party shall have accepted the completion of all such requirements and obligations. Each of the Properties has been subdivided from contiguous properties and constitutes a separate and distinct tax parcel on the roles of the applicable taxing authorities.

4.11.5 Development Properties

With respect to those Properties currently under construction or for which no certificate of occupancy has yet been issued (each, a "Development Property"), and without limiting any representations and warranties set forth above:

(a) Section 4.11.5 of the Schedule of Exceptions sets forth all Properties that are Development Properties.

(b) Morningstar has provided to Shurgard a copy of the budget and schedule for the construction of each Development Property. To the Knowledge of Morningstar, (i) each such budget is complete and accurately sets forth all costs that have been and will be incurred in completing the Development Property and obtaining a permanent, unconditional certificate of occupancy and (ii) each such schedule accurately sets forth the date by which the Development Property will be completed and ready for occupancy. Section 4.11.5 of the Schedule of Exceptions sets forth Morningstar's best, good faith estimate of the percentage of completion of each Development Property. All costs of construction of the Development Properties now or previously due and owing have been paid in full, and there currently exist no liens in favor of anyone who has supplied labor, services or materials for the construction of a Development Property nor any basis for asserting a claim of lien.

(c) Except as otherwise disclosed in Section 4.11.5 of the Schedule of Exceptions, Morningstar or the Subsidiary that owns each Development Property has received all permits and governmental authorizations required in order to commence and continue to completion the construction of the Development Property. To the Knowledge of Morningstar, all permits and governmental authorizations not yet received by Morningstar or a Subsidiary as identified in Section 4.11.5 of the Schedule of Exceptions will be issued in a timely fashion and without conditions or requirements that will materially increase the cost of construction or delay the completion or occupancy date of the Development Property.

(d) Morningstar has provided Shurgard with a true, correct and complete copy of the contract with the general contractor for the construction of each Development Property. Each such contract is in full force and effect and, to the Knowledge of Morningstar, there exists no default thereunder by the general contractor.

4.11.6 Third Party Rights to Properties

(a) There are no easements, licenses, agreements, leases, rights-of-way, Claims, assessments, Encumbrances, rights of others or any other agreements to which Morningstar or any of its Subsidiaries is a party or to which any Property is subject that in any material way adversely affect the title to or the use or operation of any Property. Morningstar or one or more of its Subsidiaries holds good and marketable fee simple title to each Property.

(b) Except at set forth in Section 4.11.6 of the Schedule of Exceptions, neither Morningstar nor any of its Subsidiaries has granted to any person any option or other right to purchase all or any portion of any Property.

(c) Except for leases entered into in the ordinary course of business and that involve annual rental payments of less than $50,000, there are no leases, licenses or subleases covering any portion of any Property, whether for present or future rights of occupancy, that cannot be terminated on 30 days notice. Except as disclosed in the Schedule of Exceptions hereto, neither Morningstar nor any of its Subsidiaries has assigned, pledged or granted any security interest with respect to any of the leases, the rents payable thereunder or any security deposit given in connection with any lease. Except as disclosed in the Schedule of Exceptions hereto, no lease, rents payable thereunder or security deposit given in connection with any lease is subject to any lien, security interest or adverse claim by any non-lessee third party.

4.12 Intellectual Property

(a) Morningstar Group, Inc. ("MGI") has title to and ownership of and Morningstar and each of its Subsidiaries has, pursuant to a license agreement all rights to use all trade names, trademarks, trademark applications, trade dress, service marks, copyright, trade secrets, information, and other proprietary rights and processes ("Intellectual Property") necessary for Morningstar and each Subsidiary's business as now conducted, or as proposed to be conducted, without any conflict with or infringement of the rights of others. Except for the license issued to Morningstar and its Subsidiaries, there are no outstanding options or licenses relating to the Intellectual Property; neither MGI nor Morningstar nor any of its Subsidiaries is a party to or bound by any options, licenses or agreements with respect to the Intellectual Property nor has MGI or Morningstar or any of its Subsidiaries entered into any agreements of any kind relating to the Intellectual Property of any other person or entity, except for those described in Section 4.12 of the Schedule of Exceptions. Section 4.12 of the Schedule of Exceptions contains a complete list of registered copyrights, registered trademarks and pending applications therefor of MGI. Since inception, neither MGI nor Morningstar nor any of its Subsidiaries has received any written communication alleging that MGI, Morningstar or any of its Subsidiaries is violating or, by conducting its business as it is currently conducted or currently proposed to be conducted, would materially violate any of the Intellectual Property of any other person or entity.

(b) To the Knowledge of Morningstar, none of the employees of Morningstar or any of its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Morningstar and its Subsidiaries or that would conflict with Morningstar's or any of its Subsidiaries' business as currently proposed to be conducted. To the Knowledge of Morningstar, neither the execution nor delivery of this Agreement, nor the carrying on of Morningstar's or any of its Subsidiaries' business by the employees of and consultants to Morningstar or any of its Subsidiaries, nor the conduct of Morningstar's or any of its Subsidiaries' business as currently proposed to be conducted, will, to the Knowledge of Morningstar, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated.

(c) Since its organization, Morningstar and MGI have taken reasonable measures to protect the value (and, to the extent applicable, the confidentiality and security) of all Intellectual Property used or then proposed to be used in its or any of its Subsidiaries' business.

4.13 Taxes

(a) Except as set forth in Section 4.13 of the Schedule of Exceptions, Morningstar and each of its Subsidiaries has filed on a timely basis all Tax Returns that Morningstar and each of its Subsidiaries were required to file. To the Knowledge of Morningstar, all such Tax Returns were correct and complete in all respects and have been prepared and completed in accordance with applicable Law. No such Tax Returns are currently the subject of audit or examination nor has Morningstar or any of its Subsidiaries been notified, in writing or otherwise, of any request for an audit or examination. All Taxes owed by Morningstar and each of its Subsidiaries (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Financial Statements. Neither Morningstar nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Morningstar and each of its Subsidiaries have duly and timely withheld from employee salaries, wages or other compensation, gross income allocated to partners or members (in each case, whether or not paid in cash) and amounts paid to creditors, independent contractors and other third parties to the extent required by law, complied with all information reporting and backup withholding requirements and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(b) No dispute, claim or proposed adjustment concerning any Tax liability of Morningstar or any of its Subsidiaries has been raised by any authority in writing or otherwise. Except as set forth on Schedule 4.13, neither Morningstar nor any of its Subsidiaries is a party to nor has it been notified in writing or, otherwise, that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other governmental authority. There are no Tax liens of any kind on any property or assets of Morningstar or any of its Subsidiaries, except for inchoate liens for Taxes not yet due and payable. Morningstar and each of its Subsidiaries have made available to Shurgard correct and complete copies of all income Tax Returns filed, examination reports and statements of deficiencies assessed against or agreed to by Morningstar and each of its Subsidiaries on or after January 1, 1998.

(c) Neither Morningstar nor any Subsidiary has made any payment or payments, is obligated to make any payment or payments, nor is a party to (or participating employer in) any agreement or Employee Benefit Plan that could obligate it or Shurgard to make any payment or payments that would constitute an "excess parachute payment," as defined in Section 280G of the Code (or any comparable provisions of Law). No Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Morningstar and each of the Morningstar Members is a "United States person," as defined in Section 7701(a)(30) of the Code. Neither Morningstar nor any Subsidiary has neither requested, agreed nor is required to make any adjustments pursuant to Section 481(a) (or any other Section) of the Code or any similar provision of state, local or foreign law. Neither Morningstar nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement. No Subsidiary (A) has been a member of any affiliated group within the meaning of Code Section 1504 of the Code or any similar group defined under a similar provision of state, local, or foreign law filing a consolidated income Tax Return (other than a group the common parent of which was a Subsidiary) and (B) has no liability for the Taxes of any Person (other than any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any comparable provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise.

(d) The unpaid Taxes of Morningstar and its Subsidiaries (A) did not, as of March 31, 2002, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (B) will not materially exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Morningstar and its Subsidiaries in filing their Tax Returns. There is no Tax or taxable income of Morningstar or any of its Subsidiaries that will be payable or reportable on or after the Closing Date that is attributable to any restructuring or actual or constructive transfers of any assets, liabilities or business activities of Morningstar or any of its Subsidiaries in connection with Shurgard's purchase of Units in Morningstar pursuant to this Agreement.

(e) Neither Morningstar nor any of its Subsidiaries has nor has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and neither Morningstar nor any of its Subsidiaries has engaged in a trade or business within, or derived any income from, any state, local or foreign jurisdiction other than those for which Tax Returns have been duly filed, to the extent required, by Morningstar.

(f) No election has been made with respect to Taxes of Morningstar or any of its Subsidiaries (or the classification thereof for Tax purposes) which has not been disclosed to Shurgard, including, but not limited to, any election pursuant to Sections 704, 754 or 856(l) of the Code or Treasury Regulations Section 301.7701-3.

(g) Neither Morningstar nor any of its Subsidiaries (i) constitute a "publicly traded partnership" as defined in Section 7704(b) of the Code nor (ii) except for any Subsidiary which is a corporation under state law, has ever failed to qualify as a partnership or disregarded entity for federal income Tax purposes.

(h) As of the Closing Date, (i) no lease, loan or contract, whether formal or informal, between Morningstar (or any noncorporate Subsidiary) and any corporate Subsidiary requires such corporate Subsidiary to pay any amount in excess of an amount that is commercially reasonable, (ii) neither Morningstar nor any noncorporate Subsidiary provides any services of a material nature to tenants of Morningstar or any of its Subsidiaries, (iii) to the Knowledge of Morningstar, with respect to each Property, the fair market value of any personal property leased to tenants does not exceed 15 percent of the total fair market value of the real and personal property leased to tenants and (iv) except as set forth in Section 4.13 of the Schedule of Exceptions, neither Swansong, LLC nor Interchange X, LLC receives any rents from any entity in which a member of Swansong, LLC or Interchange X, LLC, respectively, owns or Constructively Owns (as such term is defined for purposes of the Restated Operating Agreement) any interest.

(i) Neither Morningstar nor any noncorporate Subsidiary has ever held any real property as stock in trade, inventory or primarily for sale to one or more customers in the ordinary course of business. All information provided to Shurgard regarding the business and operations of Morningstar and its Subsidiaries accurately reflects, in all material respects, the business and operations conducted by Morningstar and its Subsidiaries as of the Closing Date.

4.14 Labor Matters; Employees

(a) None of Morningstar's or any of its Subsidiaries' employees is represented in his or her capacity as an employee of Morningstar or any of its Subsidiaries by any labor organization. There are no labor disputes, employee grievances or disciplinary actions, strikes, picketing, lockouts or similar job actions pending or, to the Knowledge of Morningstar, threatened against Morningstar or any of its Subsidiaries. To the Knowledge of Morningstar, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Morningstar and each of its Subsidiaries has complied in all material respects with all provisions of Law relating to employment and employment practices, terms and conditions of employment, wages and hours, including, without limitation, equal opportunity, workplace safety, workers' compensation, Workers Adjustment and Retraining Notification Act, 29 U.S.C. S 2101 et seq., and any similar state or local "mass layoff" or "plant closing" Law, discrimination, civil rights, the collection and payment of withholding and/or social security Taxes or other similar Laws. Neither Morningstar nor any of its Subsidiaries has received any notice or claim that it is liable for the payment of any compensation, Damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws. To the Knowledge of Morningstar, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to Morningstar's or any of its Subsidiaries employees and neither Morningstar nor any of its Subsidiaries has been requested by any group of employees or other Persons to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization. Except for the Workers Compensation Claims disclosed in Section 4.14 of the Schedule of Exceptions, there are no complaints, charges or Claims against Morningstar or any of its Subsidiaries pending or, to the Knowledge of Morningstar, threatened that could be brought or filed, with any public or Governmental Entity, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ any individual by Morningstar or any of its Subsidiaries.

(b) Morningstar has provided to Shurgard an accurate and complete list of the following information for each employee of Morningstar and each of its Subsidiaries, including each employee on leave of absence or layoff status: (i) name, (ii) job title, (iii) current compensation paid or payable and any change in compensation made during Morningstar's [three] most recent fiscal years, (iv) accrued vacation and sick leave, and (v) service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation plan or other Employee Benefit Plan.

(c) To the Knowledge of Morningstar, no employee of Morningstar or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that affects (i) the performance of his or her duties as an employee of Morningstar or any of its Subsidiaries, or (ii) the ability of Morningstar or any of its Subsidiaries to conduct its business, including any similar agreement with Morningstar or any of its Subsidiaries by any such employee. To the Knowledge of Morningstar, no key employee of Morningstar or any of its Subsidiaries intends to terminate his or her employment.

(d) Morningstar has provided to Shurgard an accurate and complete list of the following information for each retired employee of Morningstar or any of its Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits in the future: (i) name, (ii) pension benefit, (iii) pension option election, (iv) retiree medical insurance coverage, (v) retiree life insurance coverage, and (vi) other benefits.

4.15 Employee Benefit Plans

4.15.1 Employee Benefit Plan Listing

Morningstar has provided to Shurgard an accurate and complete list of all Employee Benefit Plans. Neither Morningstar nor any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or, except for any obligation imposed by operation of law, to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by Morningstar, any ERISA Affiliate or other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit Morningstar or any ERISA Affiliate, as applicable, to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of Morningstar nor any ERISA Affiliate under any Employee Benefit Plan will be impaired in any way by this Agreement or the Restated Operating Agreement, or the consummation of the transactions contemplated hereby and thereby.

4.15.2 Documents Provided

Morningstar has delivered to Shurgard accurate and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan, (ii) all summary plan descriptions, summaries of material modifications and all employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years, (iii) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements, (iv) the most recent determination letter issued by the United States Internal Revenue Service ("IRS") with respect to such Employee Benefit Plan, (v) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to Morningstar since the date of the most recently completed and filed annual report, (vi) all correspondence to or from any Governmental Entity relating to such Employee Benefit Plan, (vii) samples of all administrative forms currently in use, including, without limitation, all forms and notices under the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and under the Health Insurance Portability and Accountability Act of 1997, as amended, ("HIPAA"), (viii) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (ix) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.

4.15.3 Compliance

With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, including, without limitation, ERISA, COBRA, HIPAA and the Code, (ii) Morningstar, the ERISA Affiliates and all other Persons (including, without limitation, all fiduciaries) have at all times and in all material respects properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations, (iii) all returns, reports and other information (including, without limitation, all Form 5500 series annual returns/reports, together with all schedules and audit reports required with respect thereto) relating to such Employee Benefit Plan required to be filed with any Governmental Entity have been accurately completed in all material respects and timely and properly filed, (iv) all notices, statements, reports and other disclosure (including, without limitation, all summary plan descriptions, summaries of material modifications and COBRA and HIPAA notices and certificates) required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have, in all material respects, been accurately completed and timely and properly disclosed or provided, (v) no fiduciary of such Employee Benefit Plan has engaged in any transaction or acted in a manner that violates, or otherwise failed to act in compliance with, the fiduciary requirements of ERISA or any other applicable Law, (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement or the Restated Operating Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available, and (vii) neither Morningstar nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which Morningstar, any ERISA Affiliate or Shurgard could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

4.15.4 Qualification

Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable treasury regulations promulgated thereunder or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS, or (iii) if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of the Employee Benefit Plan. No fact exists or, to the Knowledge of Morningstar, is reasonably expected to arise, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust. No such Employee Benefit Plan is a "top-heavy plan," as defined in Section 416 of the Code.

4.15.5 Contributions, Premiums and Other Payments

All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Interim Balance Sheet. All income Taxes and wage Taxes that are required by Law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

4.15.6 Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements

Neither Morningstar nor any ERISA Affiliate maintains or contributes to, or has ever maintained or contributed to (or been obligated to maintain or contribute to), (i) a multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

4.15.7 Post-Employment Benefits

None of Morningstar, any ERISA Affiliate or any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of Morningstar or any ERISA Affiliate, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the Interim Balance Sheet.

4.15.8 Suits, Claims and Investigations

There are no Claims (other than routine Claims for benefits) pending or, to the Knowledge of Morningstar, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of Morningstar, is there a basis for any such Claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the United States Department of Labor or any other Governmental Entity, and, to the Knowledge of Morningstar, no such action is contemplated or under consideration by the IRS, the United States Department of Labor or any other Governmental Entity.

4.15.9 Effect of Transaction

Except as set forth in Section 4.15.9 of the Schedule of Exceptions, neither the execution and delivery of this Agreement or the Restated Operating Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) entitle any individual to severance pay, unemployment compensation or any other payment from Morningstar, Shurgard or any ERISA Affiliate or Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require Morningstar, any ERISA Affiliate or Shurgard to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

4.15.10 ERISA Plan Asset Compliance

Morningstar has not engaged in any transaction with Five Arrows, any investor in Five Arrows or any ERISA Affiliate which could reasonably be expected to result in any material liability under ERISA to Morningstar or any ERISA Affiliate. In addition, no ERISA Affiliate has engaged in any transaction with Five Arrows, any investor in Five Arrows, Morningstar or any other ERISA Affiliate which could reasonably be expected to result in any material liability under ERISA to Morningstar or any ERISA Affiliate. Neither the execution of this Agreement or the Restated Operating Agreement nor the consummation of the transactions contemplated herein and therein will give rise to any material liability under ERISA to Morningstar or any ERISA Affiliate with respect to any employee benefit plan that on the date this Agreement is executed or on the Closing Date is directly or indirectly invested in Five Arrows.

4.15.11 Definitions

The following definitions shall apply to this Section 4.15:

"Employee Benefit Plan" shall mean any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan", as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, domestic or foreign (a) sponsored, maintained or contributed to by Morningstar or any ERISA Affiliate or to which Morningstar or any ERISA Affiliate is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Morningstar or any ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which Morningstar or any ERISA Affiliate has (or could have) any obligation or liability.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

"ERISA Affiliate" shall mean any corporation, partnership, limited liability company, sole proprietorship, joint venture, trade, business or other entity or organization that, together with Morningstar, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

4.16 Insurance

(a) Morningstar has made available to Shurgard (i) accurate and complete copies of all current insurance policies to which Morningstar or any of its Subsidiaries is a party or under which Morningstar or any of its Subsidiaries, or any director of Morningstar or any of its Subsidiaries, is covered, (ii) accurate and complete copies of all pending applications for insurance policies, and (iii) any statement by Morningstar's accountants with regard to the adequacy of such entity's coverage or of the reserves for Claims under such policies.

(b) Section 4.16 of the Schedule of Exceptions describes (i) any self-insurance arrangement by or affecting Morningstar or any of its Subsidiaries, including any reserves established thereunder, (ii) any Contract, other than an insurance policy, for the transfer or sharing of any risk by Morningstar or any of its Subsidiaries, and (iii) all obligations of Morningstar or any of its Subsidiaries to third parties with respect to insurance (including such obligations under leases and service agreements), and identifies the policy under which such coverage is provided.

Section 4.16 of the Schedule of Exceptions sets forth, by year, for the current policy year and each of the three preceding policy years (i) a summary of the loss experience under each policy and (ii) a statement describing each Claim under an insurance policy for an amount in excess of $10,000, that sets forth (A) the name of the claimant, (B) a description of the policy by insurer, type of insurance, and period of coverage, and (C) the amount and a brief description of the Claim.

(c) All insurance policies to which Morningstar or any of its Subsidiaries is a party or that provide coverage to Morningstar or any of its Subsidiaries (i) are valid, outstanding, and enforceable, (ii) are issued by an insurer that is to the Knowledge of Morningstar financially sound and reputable, (iii) taken together, provide adequate insurance coverage for the assets of Morningstar and its Subsidiaries and the operation of the business of Morningstar and its Subsidiaries for all risks customarily insured against by a Person carrying on a business similar to the business of Morningstar and its Subsidiaries, and (iv) are sufficient for compliance with all Laws and Contracts to which Morningstar or any of its Subsidiaries is a party or by which Morningstar or any of its Subsidiaries is bound.

(d) Neither Morningstar nor any of its Subsidiaries has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(e) Morningstar or its Subsidiaries has paid through the date of this Agreement, and will continue to pay through the Closing Date, all premiums due, and has otherwise performed all of its obligations, under each insurance policy issued to Morningstar or any of its Subsidiaries or that provides coverage to Morningstar or any of its Subsidiaries or an officer or director of Morningstar or any of its Subsidiaries.

(f) Morningstar or its Subsidiaries has given notice to the insurer of all Claims pending under the insurance policies issued to Morningstar or any of its Subsidiaries.

4.17 Compliance with Laws

(a) Except as set forth in Section 4.17 of the Schedule of Exceptions, Morningstar and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Laws that are or were applicable to Morningstar or any of its Subsidiaries or to the conduct or operation of the business of Morningstar or any of its Subsidiaries or the ownership, operation or use of any of the assets of Morningstar or any of its Subsidiaries, except, in either such case, as would not result in a Material Adverse Effect.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by Morningstar or any of its Subsidiaries of, or a failure on the part of Morningstar or any of its Subsidiaries to comply with, any Law, or (b) may give rise to any obligation on the part of Morningstar or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature, except, in either such case, as would not result in a Material Adverse Effect.

(c) Except as set forth in Section 4.17 of the Schedule of Exceptions, neither Morningstar nor any of its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged possible, or potential obligation on the part of Morningstar or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature, which condition has not been previously remedied or rectified by Morningstar.

4.18 Licenses and Authorizations

Section 4.18 of the Schedule of Exceptions sets forth an accurate and complete list of each Authorization that is held by Morningstar or any of its Subsidiaries or that otherwise relates to the business of Morningstar or any of its Subsidiaries, or to any assets owned or used by Morningstar or any of its Subsidiaries. Each such Authorization listed or required to be listed thereon is valid and in full force and effect. Except as set forth in Section 4.18 of the Schedule of Exceptions:

(a) Morningstar and its Subsidiaries are, and at all times, have been in compliance in all material respects with all the terms and requirements of each Authorization identified or required to be identified in Section 4.18 of the Schedule of Exceptions;

(b) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply in all material respects with any term or requirement of any Authorization listed or required to be listed in Section 4.18 of the Schedule of Exceptions, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Authorization listed or required to be listed in Section 4.18 of the Schedule of Exceptions;

(c) Neither Morningstar nor any of its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Authorization;

(d) All applications required to have been filed for the renewal of the Authorizations listed or required to be listed in Section 4.18 of the Schedule of Exceptions have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Authorizations have been duly made on a timely basis with the appropriate Governmental Entities; and

(e) The Authorizations set forth in Section 4.18 of the Schedule of Exceptions collectively constitute all of the Authorizations necessary to permit Morningstar and its Subsidiaries to lawfully conduct and operate the business of Morningstar and its Subsidiaries in the manner currently conducted by Morningstar and its Subsidiaries and to permit Morningstar and its Subsidiaries to own and use its assets in the manner in which they currently own and use such assets.

4.19 Legal Proceedings; Orders

(a) Except as set forth in Section 4.19 of the Schedule of Exceptions, there is no pending Proceeding (i) that has been commenced by or against Morningstar or any of its Subsidiaries or that otherwise relates to or may affect the business of Morningstar or any of its Subsidiaries, or any of the assets owned or used by Morningstar or any of its Subsidiaries, or (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of Morningstar, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Neither Morningstar nor any of its Subsidiaries is subject to any Order that relates to the business of Morningstar or any of its Subsidiaries, or any of the assets owned or used by, Morningstar or any of its Subsidiaries, and to the Knowledge of Morningstar, no officer, director, agent, or employee of Morningstar or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the business of Morningstar or any of its Subsidiaries.

(c) Morningstar and each of its Subsidiaries is, and at all times has been, in compliance with all material terms and requirements of each Order to which Morningstar or any of its Subsidiaries, the business of Morningstar or any of its Subsidiaries or any of the assets owned or used by Morningstar or any of its Subsidiaries, is or has been subject; no event has occurred or circumstance exists that may constitute or result in (with or with out notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which Morningstar or any of its Subsidiaries, the business of Morningstar or any of its Subsidiaries or any of the assets owned or used by Morningstar or any of its Subsidiaries, is subject; and neither Morningstar nor any of its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material term or requirement of any Order to which Morningstar or any of its Subsidiaries, the business of Morningstar or any of its Subsidiaries or any of the assets owned or used by Morningstar or any of its Subsidiaries, is or has been subject.

(d) There is no pending, or, to the Knowledge of Morningstar, contemplated governmental action or activity, including without limitation, any planning or zoning designations, street widening, special assessment districts, condemnation action or private purchase in lieu thereof, parking or traffic regulation, building code, or health or safety regulation that would in any way materially adversely affect the value of any Property or the current use and operation of such Property, or result in a special assessment (other than pending or contemplated governmental action or activity caused by or relating to the actions of Shurgard). Neither Morningstar nor any of its Subsidiaries has received any notice from any Governmental Entity or from any other Person with respect to any actual or threatened taking of any Property or any portion thereof, for any public or quasi-public purpose by the exercise of the right of condemnation or eminent domain or of any moratorium which may affect the use, or operation of such Property.

4.20 Environmental Matters

Except as disclosed in the various reports listed in Section 4.20 of the Schedule of Exceptions:

(a) Morningstar and each of its Subsidiaries are, and at all times have been, in material compliance with, and have not been and are not in material violation of any Environmental Law.

(b) Neither Morningstar nor any of its Subsidiaries has received any citation, directive, inquiry, summons, warning, Order, notice, or other written communication from any Governmental Entity, private citizen, or other individual or entity of any actual, alleged or potential violation or failure to comply with any Environmental Law, or of any actual, alleged or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

(c) There are no pending or, to the Knowledge of Morningstar, threatened Claims, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Property, any property in which Morningstar or any of its Subsidiaries has, or has had, an interest or any business conducted by Morningstar or any of its Subsidiaries.

(d) Neither Morningstar nor any of its Subsidiaries, has incurred any Environmental, Health, and Safety Liabilities, including without limitation, liabilities with respect to any Property, any property that Morningstar or any of its Subsidiaries previously owned, occupied or operated or any business conducted by Morningstar or any of its Subsidiaries.

(e) Except for such Hazardous Materials as may be stored in units by tenants without any Knowledge of Morningstar and except for Hazardous Materials stored or managed in compliance with Environmental Laws, no Hazardous Materials are present at any Property or to the Knowledge of Morningstar were present on any property that Morningstar or any of its Subsidiaries previously owned, occupied or operated. Neither Morningstar nor any of its Subsidiaries has conducted, or is aware of, any Hazardous Activity conducted at any Property, or to the Knowledge of Morningstar at any property that Morningstar or any of its Subsidiaries previously owned, occupied or operated or in any business operated by Morningstar or any of its Subsidiaries, except in compliance with Environmental Laws.

(f) There has been no Release of any Hazardous Materials upon, below, into or on any Property, or to the Knowledge of Morningstar any property that Morningstar or any of its Subsidiaries previously owned, occupied or operated or to the Knowledge of Morningstar at any other locations where any Hazardous Materials generated, manufactured, refined, imported or used by Morningstar or its Subsidiaries or any of their predecessors, have been transported, treated, stored, handled, transferred, disposed, recycled, or received. To the Knowledge of Morningstar, there has been no Release of any Hazardous Materials at any site resulting from any business conducted by Morningstar or any of its Subsidiaries.

(g) Morningstar has delivered to Shurgard copies of any reports, studies, analyses, tests or monitoring results possessed by Morningstar or any of its Subsidiaries pertaining to (i) the presence or Release of Hazardous Materials or the conduct of Hazardous Activities at any Property, at any property that Morningstar or any of its Subsidiaries previously owned, occupied or operated or in any business operated by Morningstar, it Subsidiaries or any of their predecessors or (ii) compliance by Morningstar or any of its Subsidiaries or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(h) The following definitions shall apply to this Section 4.20:

"Knowledge of Morningstar" shall mean only that information and data contained in the reports, analyses, tests, monitoring, or correspondence provided by Morningstar or any of its Subsidiaries to Shurgard pertaining to environmental, occupational safety, and health matters, including without limitation the Environment; Environmental, Health, and Safety Liabilities, Environmental Law, Hazardous Activity; Hazardous Materials, and Occupational Safety and Health Law.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. S 9601 et seq., as amended.

"Damages" shall mean any and all losses, Claims, damages, liabilities, obligations, Taxes, judgments, equitable relief granted, settlements, awards (including back-pay awards), demands, offsets, diminution of value involving a third party Claim, defenses, counterclaims, actions or proceedings, costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing any right of indemnification against any Indemnitor or with respect to any appeal), interest and penalties, if any.

"Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), subsurface waters, groundwaters, drinking water supply, sediments, air (including outdoor and indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities" shall mean any Damages or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products), (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, Damages, and response, investigative, removal, remedial, or inspection costs and expenses, (c) financial responsibility for cleanup costs or corrective action, including any investigation, cleanup, removal, remedial, containment, or other remediation or response actions ("Cleanup") and for any natural resource damages, or (d) any other compliance corrective, investigative, removal, remedial, response measures.

"Environmental Law" shall mean all federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), permits, orders, decrees, judgments, guidelines, standards, policies and other requirements of governmental authorities, whether existing as of Closing or any time prior, relating to the protection of human health, safety, natural resources or the Environment.

"Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the Properties.

"Hazardous Materials" shall mean all chemicals, materials, substances, or wastes that are regulated, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, toxic or a pollutant or a contaminant, whether or not under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including, without limitation, petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing material and polychlorinated biphenyls.

"Occupational Safety and Health Law" shall mean any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Release" shall mean any releasing, spilling, emitting, leaking, pumping, escaping, dumping, injecting, depositing, disposing, discharging, dispersing or leaching into the Environment, whether intentional or unintentional.

"Remedial Action" shall mean any action required by any Governmental Entity or necessary to obtain compliance with any Environmental Law to (a) investigate, cleanup, remove, treat or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Materials, or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care.

4.21 Certain Payments

Neither Morningstar nor any of its Subsidiaries nor any member of the Morningstar Executive Group, nor to the Knowledge of Morningstar, any other director, officer, agent, or employee of Morningstar or any of its Subsidiaries, or any other Person associated with or acting for or on behalf of Morningstar or any of its Subsidiaries, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Morningstar or any of its Subsidiaries.

4.22 Brokers or Finders

Neither Morningstar nor any of its Subsidiaries nor any Person acting on behalf of Morningstar or any of its Subsidiaries has directly or indirectly incurred, nor will incur as a result of any action taken by or on behalf of Morningstar or any of its Subsidiaries, any liability for brokerage or finders' fees or agents' commissions or any similar fees, charges or payments in connection with this Agreement, or any transaction contemplated hereby.

4.23 Relationships with Related Persons

Neither Morningstar nor any of its Subsidiaries nor any Related Person of Morningstar owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a material financial interest in any transaction with Morningstar or any of its Subsidiaries, or (b) engaged in competition with Morningstar or any of its Subsidiaries with respect to any line of business of Morningstar or any of its Subsidiaries in any market presently served by Morningstar or any of its Subsidiaries.

"Related Person" shall mean:

(a) with respect to a particular individual (i)  each other member of such individual's Family (as defined below), (ii)  any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family, (iii)  any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined below), and (iv) any Person with respect to which such individual, or one or more members of such individual's Family, serves as a director, officer, partner, executor or trustee (or in similar capacity); and

(b) with respect to a specified Person other than an individual, (i)  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under the common control with such specified Person, (ii)  any Person that holds a Material Interest in such specified Person, (iii)  any Person that serves as a director, officer, partner, member, executor, or trustee of such specified Person (or in a similar capacity), (iv) any Person in which such specified Person holds a Material Interest, (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and (vi) any Related Person of any individual described in clauses (b)(ii) or (b)(iii); provided, that none of Morningstar or its Subsidiaries shall be deemed to be a Related Person of any Morningstar Member or of Morningstar or any of its Subsidiaries.

For purposes of this definition,  the "Family" of an individual includes (A) the individual, (B) the individual's spouse or former spouse, (C) any other natural person who is related to the individual or the individual's spouse within the second degree, and (D) any other natural person who resides with such individual. For purposes of this definition, "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

4.24 Disclosure

(a) No representation or warranty made by Morningstar or the Morningstar Members in this Agreement, the Restated Operating Agreement or the Management Services Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) To the Knowledge of Morningstar, there is no fact that has specific application to Morningstar or its Subsidiaries (other than general economic or industry conditions) , that has not been set forth in this Agreement, and that has resulted in or would result in a Material Adverse Effect.

4A. Representations and Warranties of Morningstar Members

Each Morningstar Member, with respect to itself and not jointly with respect to any of the other Morningstar Members, represents and warrants to Shurgard that, except as set forth in the corresponding section of the Schedule of Exceptions:

4A.1 Operating Agreement

The Operating Agreement has been duly authorized by all necessary action of such Morningstar Member (if it is an entity), has been executed and delivered by such Morningstar Member and is the valid and binding obligation of such Morningstar Member, enforceable in accordance with its terms.

4A.2 Ownership of Units

For such Morningstar Member, Exhibit A sets forth (i) the number of Regular Units, Series A Units, Series B Units, Series C Units and Series D Units under the Operating Agreement owned, of record and beneficially, by such Morningstar Member as of the date of this Agreement and (ii) the number of Units under the Restated Operating Agreement to be held by such Morningstar Member as of the Closing Date. Except as set forth in Section 4A.2 of the Schedule of Exceptions, such Morningstar Member holds such units of ownership interest free and clear of any Encumbrance.

4A.3 Authority and Enforceability

(a) All actions on the part of such Morningstar Member under the Operating Agreement and the Restated Operating Agreement necessary for the due authorization, execution, delivery and performance of this Agreement and the Restated Operating Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of such Morningstar Member's obligations under this Agreement and the Restated Operating Agreement have been taken or will be taken on or prior to the Closing.

(b) This Agreement has been, and the Restated Operating Agreement will be on or before the Closing, duly executed and delivered by such Morningstar Member, as the case may be, as contemplated by this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Morningstar Member, enforceable against such Morningstar Member in accordance with its terms. On execution and delivery by the Morningstar Members of the Restated Operating Agreement, such agreement will constitute the legal, valid and binding obligations of such Morningstar Member, enforceable against such Morningstar Member in accordance with its terms.

4A.5 Noncontravention

Neither the execution or the delivery of this Agreement or the Restated Operating Agreement by such Morningstar Member, nor the consummation or performance of any of the transactions contemplated hereby or thereby by such Morningstar Member will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of any provisions of such Morningstar Member's formation or organizational documents (if such Morningstar Member is an entity);

(b) contravene or conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement, the Operating Agreement or the Restated Operating Agreement or the exercise any remedy or obtain any relief under, any Law or any Order to which such Morningstar Member may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization;

(d) contravene, conflict with, or result in a violation or breach of, any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract or other restriction, Encumbrance or liability to which such Morningstar Member is a party or by which such Morningstar Member is bound or to which any assets of such Morningstar Member is subject;

(e) result in the imposition or creation of any Encumbrance on or with respect to any of the assets of such Morningstar Member.

4A.6 Contracts

Section 4.10.1 of the Schedule of Exceptions sets forth all Contracts that are currently in force and that contain covenants that in any way purport to restrict the business activity of any Morningstar Member, or limit the freedom of any Morningstar Member to engage in any line of business or to compete with any Person.

4A.7 Consents

No notices, reports or other filings are required to be made by such Morningstar Member with, nor are any Authorizations required to be obtained by such Morningstar Member from, any Governmental Entity or any other Person in connection with the execution, delivery and performance by such Morningstar Member of this Agreement or the Restated Operating Agreement, or the consummation by such Morningstar Member of the transactions contemplated hereby and thereby.

4A.8 Certain Payments

Such Morningstar Member has not directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Morningstar or any of its Subsidiaries.

5. Representations and Warranties of Shurgard

Shurgard represents and warrants to Morningstar and the Morningstar Members that the following statements are accurate and complete.

5.1 Organization; Authorization

Shurgard is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Shurgard has all requisite corporate power and authority to carry on its business as presently conducted, to carry out the transactions contemplated in this Agreement, the Restated Operating Agreement and the Management Services Agreement.

5.2 Authorization and Enforceability

(a) All actions on the part of Shurgard and its officers, directors and shareholders necessary for the due authorization, execution, delivery and performance of this Agreement, the Restated Operating Agreement and the Management Services Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of all Shurgard's obligations under this Agreement, the Restated Operating Agreement and the Management Services Agreement have been taken or will be taken prior to the Closing.

(b) This Agreement has been, and the Restated Operating Agreement and the Management Services Agreement will be on or before the Closing, duly executed and delivered by Shurgard, as contemplated by this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of Shurgard, enforceable against Shurgard in accordance with its terms. On execution and delivery by Shurgard of the Restated Operating Agreement, such agreement will constitute the legal, valid and binding obligation of Shurgard, enforceable against Shurgard in accordance with its terms. On execution and delivery by Shurgard of the Management Services Agreement, such agreement will constitute the legal, valid and binding obligation of Shurgard, enforceable against Shurgard in accordance with its terms.

5.3 Noncontravention

Neither the execution and delivery of this Agreement, the Restated Operating Agreement or the Management Services Agreement by Shurgard, nor the consummation or performance of any of the transactions contemplated hereby and thereby by Shurgard, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of any provisions of the articles of incorporation or the bylaws of Shurgard, or any resolution adopted by the board of directors or the shareholders of Shurgard,

(b) contravene or conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement, the Restated Operating Agreement or the Management Services Agreement or to exercise any remedy or obtain any relief under, any Law or any Order to which Shurgard may be subject; or

(c) contravene, conflict with, or result in a violation of or breach of, any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract, agreement, lease, note, obligation or other undertaking or arrangement or other restriction, Encumbrance or liability to which Shurgard is a party or by which Shurgard is bound or to which any assets of Shurgard are subject.

5.4 Consents

No notices, reports or other filings are required to be made by Shurgard with, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by Shurgard from, any Governmental Entity or any other Person in connection with the execution, delivery and performance by Shurgard of this Agreement or the Restated Operating Agreement or the Management Services Agreement, or the consummation by Shurgard of the transactions contemplated hereby or thereby.

5.5 Investment Intent

(a) The Shurgard Units to be acquired pursuant to the provisions of this Agreement will be, when delivered, acquired by Shurgard for investment for the account of Shurgard and not with a view to the subsequent resale or other distribution thereof, except within the limitations prescribed under the rules and regulations under the Securities Act, or in some other manner that will not violate the registration requirements of the Securities Act or any applicable "Blue Sky" laws.

(b) Shurgard, through its agents, employees, contractors, attorneys, accountants and representatives has been given (i) access to all such books and records and other information as Shurgard has requested and access to an opportunity to present questions to the Morningstar Executive Group and other employees of Morningstar and its Subsidiaries, as Shurgard has requested and (ii) have been given the opportunity to go upon each of the Properties of Morningstar and its Subsidiaries prior to Closing to conduct such tests, investigations and analyses of the Properties as Shurgard deems desirable and to review and to make photocopies of all Contracts, title insurance policies, environmental reports, surveys, Authorizations, permits, rent rolls, and other studies, agreements, reports and information relating directly or indirectly to any one or more of the Properties.

5.6 Legal Proceedings

There is no pending Proceeding that has been commenced against Shurgard that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, the Restated Operating Agreement or the Management Services Agreement. To the knowledge of Shurgard, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

5.7 Brokers or Finders

Neither Shurgard nor any Person acting on behalf of Shurgard has directly or indirectly incurred, nor will incur as a result of any action taken by or on behalf of Shurgard, any liability for brokerage or finders' fees or agents' commissions or any similar fees, charges or payments in connection with this Agreement, or any transaction contemplated hereby.

6. Certain Covenants

6.1 Access

(a) Prior to the Closing Date, Morningstar has given Shurgard and shall continue to give, and shall cause each of its Subsidiaries to (i) give Shurgard full access, during normal business hours, to all facilities and properties of Morningstar, (ii) furnish Shurgard with all documents and information as may be reasonably requested by Shurgard, (iii) permit Shurgard to review all of the books and records and Contracts as may be reasonably requested by Shurgard and to make copies thereof, and (iv) fully cooperate with Shurgard in their investigation and examination of Morningstar and its Subsidiaries and the business of Morningstar and its Subsidiaries. The parties hereto expressly agree that no investigation, or receipt of information provided by or on behalf of Morningstar and its Subsidiaries or review thereof, by Shurgard shall diminish or obviate, relieve Morningstar or the Morningstar Members from, or affect Shurgard's ability or right to rely on, any of the representations, warranties, covenants and agreements of Morningstar or the Morningstar Members contained in this Agreement, the Restated Operating Agreement or the Management Services Agreement.

(b) In the event that the Closing under this Agreement shall not occur, Shurgard shall keep confidential and not use or disclose to any Person any information acquired by Shurgard from Morningstar pursuant to this Section 7.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless Morningstar shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information that (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by Shurgard; (ii) was known to, or otherwise in the possession of, Shurgard or its Affiliates prior to the receipt of such information from Morningstar; (iii) is obtained by Shurgard from a source other than Morningstar and other than one who would be breaching a commitment of confidentiality to Morningstar by disclosing the information to Shurgard; (iv) is developed by Shurgard or its Affiliates independently of Morningstar's information; or (v) is required to be disclosed by Shurgard in connection with a pending Claim.

6.2 Conduct of Business of Morningstar Prior to Closing

Except for actions taken with the prior written consent of Shurgard or otherwise contemplated hereby or disclosed in the Schedule of Exceptions, from the date of this Agreement until the Closing Date, Morningstar shall conduct, and shall cause each of its Subsidiaries to conduct, the business of Morningstar and its Subsidiaries only in the ordinary course consistent with past practices, and Morningstar shall, and shall cause each of its Subsidiaries in all material respects, to:

(a) maintain its business intact, preserve the goodwill of its business and present relationships with the customers and suppliers of its business and others with whom its business has business relations;

(b) maintain the Properties in good operating condition and repair;

(c) meet the contractual obligations of its business and perform and pay its obligations as they mature in the ordinary course of business;

(d) comply with all Judgments, all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Entity and all Authorizations applicable to the conduct of its business or the ownership or operation of the Properties, and maintain, and prosecute applications for, such Authorizations and pay all Taxes, assessments and other charges applicable thereto;

(e) promptly advise Shurgard in writing of any adverse change in the Properties, business, results of operations, financial condition or prospects of Morningstar and its Subsidiaries, taken as a whole;

(f) not take any action, or omit to take any action, that would result in any of Morningstar's or the Morningstar Members' representations and warranties made herein being inaccurate or misleading at the time of such action or omission as if made at and as of such time;

(g) give written notice to Shurgard promptly on becoming aware of any inaccuracy of any of Morningstar's or the Morningstar Members' representations or warranties made herein or in the Schedule or Exceptions or of any event or state of facts that would result in any such representation or warranty being inaccurate or misleading at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail);

(h) not solicit, approach or furnish information to any prospective buyer, or negotiate with any third party concerning the sale or transfer of the business of Morningstar or any part thereof, whether any of such actions are taken directly or indirectly, through a representative or otherwise;

(k) not make or change any election concerning Taxes or Tax Returns (unless required by law or necessary or prudent to preserve Shurgard's status as a REIT), file any amended Tax Return, settle any Tax claim or assessment or take any other action with respect to Taxes of Morningstar or any of its Subsidiaries other than in the ordinary course of business or as contemplated hereby.

(l) not knowingly take any action that reasonably could have a negative impact on Shurgard's status as a REIT or cause Shurgard to incur any prohibited transaction Tax under Section 857 of the Code.

6.3 Covenants Prior to Closing

(a) Morningstar shall repurchase or otherwise cancel all Series D Units of Morningstar and all rights to acquire Series D Units.

(b) Morningstar and the Morningstar Members shall at or prior to Closing execute and deliver the Restated Operating Agreement.

(c) Morningstar shall at or prior to Closing execute and deliver the Management Services Agreement.

6.4 Consents and Approvals

Morningstar and the Morningstar Members shall apply for or otherwise use reasonable efforts to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any Contract.

6.5 Tax Covenants

Since December 31, 2001, the Morningstar Members have not and, after the Closing Date, will not cause or permit any Subsidiary that is controlled by one or more of the Morningstar Members to (i) take any action that reasonably could have a negative impact on Shurgard's status as a REIT or (ii) cause Shurgard to incur any Tax under Section 857 of the Code.

6.6 Further Assurances

From time to time following the Closing, Shurgard, Morningstar and the Morningstar Members shall execute and deliver, or cause to be executed and delivered, to each other additional instruments and documents as the requesting party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes and intent of this Agreement.

7. Conditions Precedent to Shurgard's Obligations

Shurgard's obligation to purchase the Shurgard Units at the Closing shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, each of which is for the sole benefit of Shurgard and may be waived only in writing Shurgard:

7.1 No Injunction or Litigation

As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Entity, that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Restated Operating Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions. Any applicable waiting period specified in the HSR Act, including any extensions thereof, shall have expired or been terminated.

7.2 Representations, Warranties and Covenants

(a) The representations and warranties made by Morningstar, the Morningstar Executive Group and the Morningstar Members in this Agreement, the Restated Operating Agreement, the Management Agreement and any certificate furnished pursuant hereto or thereto shall be accurate and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) Morningstar and the Morningstar Members shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date; and

(c) Morningstar, the Morningstar Executive Group and the Morningstar Members shall have delivered to Shurgard a certificate dated the Closing Date to the foregoing effect, signed by a duly authorized officer of the Manger of Morningstar and by the Morningstar Members.

7.3 No Adverse Change

From the date of this Agreement to the Closing Date, there shall not have been any change in the assets, including the Properties, business, results of operations, financial condition or prospects of Morningstar and its Subsidiaries, taken as a whole, that would constitute a Material Adverse Effect and Morningstar and the Morningstar Executive Group shall have delivered to Shurgard a certificate dated the Closing Date to the foregoing effect, signed by a duly authorized officer of Morningstar and the Morningstar Executive Group.

7.4 Corporate Existence of Morningstar and its Subsidiaries

Morningstar shall have delivered to Shurgard a certificate issued by the Secretary of State of each of the State of Delaware and the state of formation of each of Morningstar's Subsidiaries, and of each state in which Morningstar or any of its Subsidiaries is qualified as a foreign entity, as of a date reasonably acceptable to Shurgard, as to the good standing (or existence, as applicable) of Morningstar, or its Subsidiaries, as applicable, in such state;

7.5 Manager's Certificate

Morningstar shall have delivered to Shurgard a certificate of an officer of the Manager of Morningstar, certifying as to (1) the Operating Agreement, (2) the incumbency and signatures of the officers of the Manager of Morningstar executing this Agreement, the Restated Operating Agreement and/or the Management Services Agreement, and (3) the resolutions adopted by the manager of Morningstar in connection with the transactions contemplated hereby, by the Restated Operating Agreement and/or by the Management Services Agreement (copies of which shall be attached to such certificate);

7.6 Opinion of Counsel to Morningstar

Morningstar shall have delivered to Shurgard an opinion of counsel to Morningstar, addressed to Shurgard, in substantially the form attached as Exhibit F;

7.7 Redemption of Convertible Debt

Concurrent with the Closing, Morningstar shall redeem or repay in full all convertible debt owed by Morningstar pursuant to the Credit Agreement

7.8 Execution of Agreements

(a) The Morningstar Members shall have executed and delivered the Restated Operating Agreement, and Morningstar shall have executed and delivered the Management Services Agreement.

(b) Those Morningstar Members and Affiliates who are identified as parties to the Affiliation and Development Agreement, shall have executed and delivered such agreement and all related documents to be executed simultaneously.

7.9 Consents and Approvals

All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Entities and other Persons required for the consummation of the transactions contemplated by this Agreement, the Restated Operating Agreement and the Management Services Agreement shall have been obtained or made on terms satisfactory to Shurgard and shall be in full force and effect.

7.10 Title Insurance

To the extent requested by Shurgard, Morningstar shall have obtained updates of the existing policies of title insurance on all Properties within ninety (90) days of the Closing Date, subject to standard printed exceptions and exceptions set forth in Section 4.11 of the Schedule of Exceptions. Morningstar shall have furnished copies to Shurgard.

7.11 Environmental Reports

Morningstar shall have obtained at or prior to Closing Phase I environmental reports with respect to 19 Properties set forth in Section 4.20 of the Schedule of Exceptions and such reports shall have been delivered to Shurgard and satisfactory to Shurgard in all respects.

7.12 Tax Forms

Shurgard shall have received properly executed (1) nonforeign affidavits or certificates necessary to comply with Section 1445 of the Code in a form acceptable to Shurgard and (2) "taxable REIT subsidiary" elections on IRS Form 8875 by each Subsidiary that is taxable as a corporation, which elections shall be effective as of the Closing Date.

8. Conditions Precedent to Morningstar's Obligations

Morningstar's obligation to sell the Shurgard Units to Shurgard at the Closing shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, each of which is for the sole benefit of Morningstar and may be waived only in writing by Morningstar:

8.1 No Injunction or Litigation

As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Entity that questions or challenges the lawfulness of the transactions contemplated by this Agreement, the Restated Operating Agreement or the Management Services Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

8.2 Representations, Warranties and Covenants

(a) The representations and warranties made by Shurgard in this Agreement, the Restated Operating Agreement or the Management Services Agreement or any certificate furnished pursuant hereto or thereto shall be accurate and complete on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) Shurgard shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c) Shurgard shall have delivered to Morningstar a certificate dated the Closing Date to the foregoing effect, signed by a duly authorized officer of Shurgard.

8.3 Secretary's Certificate

Shurgard shall have delivered to Morningstar a certificate of the Secretary or an Assistant Secretary of Shurgard, certifying as to (1) the bylaws of Shurgard as amended to date, (2) the incumbency and signatures of the officers of Shurgard executing this Agreement, the Restated Operating Agreement and/or the Management Services Agreement, and (3) the resolutions adopted by the board of directors of Shurgard in connection with the transactions contemplated hereby, by the Restated Operating Agreement and/or by the Management Services Agreement (copies of which shall be attached to such certificate);

8.4 Opinion of Counsel to Shurgard

Shurgard shall have delivered to Morningstar an opinion of counsel to Shurgard, addressed to Morningstar, in substantially the form attached as Exhibit G;

8.5 Execution of Agreements

(a) Shurgard shall have executed and delivered the Restated Operating Agreement, the Management Services Agreement, the Affiliation and Development Agreement and all related documents contemplated thereby.

(b) Shurgard or one of its Affiliates shall have executed and delivered an Affiliation and Development Agreement in the form initialed by Morningstar and Shurgard and all related documents to be executed simultaneously.

8.6 Consents and Approvals

All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Entities and other Persons required for the consummation of the transactions contemplated by this Agreement, the Restated Operating Agreement and the Management Services Agreement shall have been obtained or made on terms satisfactory to Shurgard and shall be in full force and effect. All consents, approvals or authorizations of any other third parties required for the consummation of the transactions contemplated by this Agreement, the Restated Operating Agreement and the Management Services Agreement.

9. Further Assurances

After the Closing Date, Morningstar and the Morningstar Members shall from time to time at Shurgard's request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Shurgard may reasonably require in order to fully effect the conveyance and transfer to Shurgard of, or perfect Shurgard's right, title and interest in, the Shurgard Units or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement, the Restated Operating Agreement and the Management Services Agreement.

10. Costs

Each of Shurgard and Morningstar shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement, the Restated Operating Agreement and the Management Services Agreement, including but not limited to attorneys' and accountants' fees and expenses.

11. Survival and Indemnification

11.1 Survival

The representations and warranties made by Morningstar and the Morningstar Executive Group in Sections 4.3 of this Agreement and the indemnification provided in Sections 11.2(a)(iii) and (iv) shall survive the Closing indefinitely. The representations and warranties made by Morningstar and the Morningstar Executive Group in Section 4.13 and the indemnification provided by Section 11.2(v) shall survive for the applicable statute of limitation periods. The representations and warranties made by Morningstar and the Morningstar Executive Group in Section 4.20 shall survive the Closing for a period of the lesser of (i) ten years after the Closing Date or (ii) five years after the last of the Morningstar Executive Group ceases to hold a membership interest in Morningstar. All representations and warranties made by Morningstar and the Morningstar Members (other than those set forth in the two previous sentences) and Shurgard contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing for a period of two years after the Closing Date, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto. The covenants and agreements of Morningstar and Shurgard contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

11.2 Indemnification by the Morningstar Executive Group

(a) From and after the Closing Date, each of the Morningstar Executive Group, jointly and severally, shall indemnify and hold Morningstar and Shurgard and its Affiliates (the "Indemnified Parties") harmless from and against, and shall reimburse Morningstar, Shurgard and its Affiliates for, any and all Losses directly or indirectly arising out of, based on or in connection with:

(i) any inaccuracy in any representation or breach of any warranty made by Morningstar and the Morningstar Executive Group in this Agreement, the Restated Operating Agreement or in any certificate delivered pursuant hereto or thereto;

(ii) any failure by Morningstar or any member of the Morningstar Executive Group to perform or comply with any covenant or agreement in this Agreement or the Restated Operating Agreement;

(iii) any exceptions to the title of Properties covered by title insurance updates provided in accordance with Section 7.10, which exceptions arise after the date of such title insurance updates and prior to or at the Closing Date;

(iv) any Escheatment Liability except to the extent reflected in the Final Closing Balance Sheet; and

(v) any liability for Taxes of Morningstar, Shurgard (to the extent such Taxes are attributable to or arise out of its ownership of Units) or any Subsidiary assessed during, attributable to or arising out of a taxable period of Morningstar or any such Subsidiary ending on or prior to the Closing Date (or the portion of any such taxable period that includes, but does not end on, the Closing Date) to the extent such Taxes exceed the reserve for Tax liability set forth on the face of the Final Closing Balance Sheet.

(b) From and after the Closing Date, each of the Morningstar Members, severally and not jointly, shall indemnify and hold the Indemnified Parties harmless from and against and shall reimburse the Indemnified Parties for any and all Losses directly or indirectly arising out of, based on or in connection with any inaccuracy in any representation or breach of any warranty made by a Morningstar Member in this Agreement or the Restated Operating Agreement.

(c) Following the Closing, the Shurgard shall be entitled to act on behalf of Morningstar in all matters relating to indemnification under this Section 11. If the indemnifiable Losses are incurred by Morningstar, the Morningstar Executive Group, or the Morningstar Members as applicable shall pay any indemnification amount arising under this Section 11.2 by making an additional cash capital contribution to Morningstar under the Restated Operating Agreement without issuance of additional Units. If the indemnifiable Losses are incurred directly by the Shurgard or any of its Affiliates, the Morningstar Executive Group or the Morningstar Members as applicable shall pay any indemnification amount directly to the person entitled to such indemnification.

11.3 Indemnification Threshold

The Morningstar Executive Group and the Morningstar Members shall not have liability for indemnification of Morningstar with respect to matters described in Section 11.2 unless and until, and only to the extent that, the aggregate amount of all Losses incurred by Morningstar with respect to such matters, taken together, exceed $100,000.

11.4 Procedure for Third Party Claims

(a) The Indemnified Parties agree to give prompt notice to the Morningstar Members of the assertion of any claim by third party or the commencement of any suit, action or proceeding by a third party (a "Third Party Claim") in respect of which indemnity may be sought under this Article 11; provided, that the failure to give such notice shall not affect the rights of the Indemnified Parties except to the extent the Morningstar Executive Group or the Morningstar Members, as applicable, are materially prejudiced by such failure. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b) If the Morningstar Executive Group or the Morningstar Members, as applicable, admit that the Indemnified Parties are entitled to indemnification with respect to such claim, then the Morningstar Executive Group or the Morningstar Members, as applicable, shall have the right, on written notice given to Indemnified Parties within 30 days after receipt of the notice from the Indemnified Parties of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Morningstar Executive Group or the Morningstar Members, as applicable, sole expense, with counsel reasonably acceptable to the Indemnified Parties in connection with conducting the defense or handling of such Third Party Claim, and the Morningstar Executive Group or the Morningstar Members, as applicable, shall defend or handle the same in consultation with the Indemnified Parties, shall keep Indemnified Parties timely apprised of the status of such Third Party Claim and shall not, without the prior written consent of the Indemnified Parties, directly or indirectly assume any position or take any action that would impose any obligation of any kind on or restrict the actions of the Indemnified Parties. The Morningstar Executive Group or the Morningstar Members, as applicable, shall not, without the prior written consent of the Indemnified Parties, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the Indemnified Parties for which Indemnified Parties are not entitled to indemnification hereunder. The Indemnified Parties shall cooperate with the Morningstar Executive Group or the Morningstar Members, as applicable, and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the Morningstar Executive Group or the Morningstar Members, as applicable, fail to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 11.4.3 shall govern.

(c) If the Morningstar Executive Group or the Morningstar Members, as applicable, do not give written notice to the Indemnified Parties, within 30 days after receipt of the notice from the Indemnified Parties of any Third Party Claim, of their election to assume the defense or handling of such Third Party Claim, then the Indemnified Parties may, at the Morningstar Executive Group or the Morningstar Members', as applicable, expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Parties shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Morningstar Executive Group or the Morningstar Members, as applicable, which consent shall not be unreasonably withheld. If the Indemnified Parties defend or handle such Third Party Claim, the Morningstar Executive Group or the Morningstar Members, as applicable, shall cooperate with the Indemnified Parties and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

11.5 Offset Right

In addition to any other rights or remedies the Indemnified Parties may have, the Indemnified Parties shall be entitled to withhold and offset against any amounts payable by such Indemnified Party under this Agreement or the Restated Operating Agreement the amount of Losses such Indemnified Party has sustained or that it reasonably believes it may sustain.

12. Termination

12.1 Termination

This Agreement may be terminated before the Closing:

(a) by Morningstar and the Morningstar Members, by giving written notice to Shurgard on or after __________, ____, if any of the conditions set forth in Section 8 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Morningstar or the Morningstar Members;

(b) by Shurgard, by giving written notice to Morningstar and the Morningstar Members on or after __________, ____, if any of the conditions set forth in Section 7 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Shurgard;

(c) by Morningstar and the Morningstar Members, by giving written notice to Shurgard at any time, if Shurgard has breached any representation, warranty, covenant or agreement contained in this Agreement;

(d) by Shurgard, by giving written notice to Morningstar and the Morningstar Members at any time, if Morningstar and/or any of Morningstar Member has breached any representation, warranty, covenant or agreement contained in this Agreement; or

(e) by mutual written agreement of Morningstar, the Morningstar Members and Shurgard.

12.2 Effect of Termination

In the event of the termination of this Agreement pursuant to Section 12.1 above, this Agreement shall terminated and there shall be no other liability on the part of Shurgard or Morningstar and the Morningstar Members to the other parties except liability arising out of a material breach of this Agreement or the failure by a party to fulfill its conditions hereunder, in which event the non-breaching party reserves the right to seek all remedies available at law or in equity. In addition in the event of termination of this Agreement (a) each party shall return or destroy all documents containing confidential information of the other party (and, on request, certify as to the destruction thereof), and (b)  obligations of confidentiality and non-use with respect to the other party's confidential information shall survive the termination of this Agreement.

13. Miscellaneous

13.1 Public Announcements

No party shall make any public announcement in regard to the transactions contemplated by this Agreement without the other party's prior consent, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.

13.2 Severability

If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding on the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

13.3 Modification and Waiver

This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by all of the parties. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

13.4 Notices

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

if to Shurgard:	Shurgard Storage Centers, Inc. 1155 Valley Street, Suite 400 Seattle, WA 98109 Attention: ______________________

with a copy to:	Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101-3099 Attention: Michael E. Stansbury

if to Morningstar or the Morningstar Members:	10833 Monroe Road Matthews, NC 28105 Attention: Phyllis McArthur

with a copy to:	Kennedy Covington Lobdell & Hickman, L.L.P. 100 North Tryon Street, 42nd Floor Charlotte, NC 28205 Attention: Glen B. Hardymon

Either party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other parties as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three days after the date of mailing as indicated on the certified mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

13.5 Assignment

Neither Morningstar nor Shurgard may assign any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Shurgard may assign its rights and obligations under this Agreement to any Affiliate of Shurgard, and furthermore Shurgard may assign its rights and obligations hereunder to any successor of Shurgard in the conduct of the business of Morningstar after the Closing; provided, however, that any such assignment by Shurgard shall not relieve Shurgard from its obligations hereunder. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

13.6 Captions

The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

13.7 Entire Agreement

This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

13.8 No Third-Party Rights

Nothing in this Agreement is intended, nor shall be construed, to confer on any person or entity other than Shurgard, Morningstar and the Morningstar Members (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

13.9 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

13.10 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as though made and to be fully performed in that State.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

MORNINGSTAR:

MORNINGSTAR STORAGE CENTERS, LLC

By: MORNINGSTAR MANAGEMENT CO.

Its: Manager

/s/ David M. Benson

By:  David M. Benson

 Its:  President

MORNINGSTAR MEMBERS:

MORNINGSTAR MEMBERS:

/s/ David Benson

By: David Benson

Its: Member

/s/ Matthew Benson

By: Matthew Benson

Its: Member

/s/ Stephen E. Benson

By: Stephen E. Benson

Its: Member

/s/ Neville B. Christie

By: Neville B. Christie

Its: Member

/s/ Patricia A. Christie

By: Patricia A. Christie

Its: Member

/s/ Brain Livingston

By: Brian Livingston

Its: Member

/s/ Phyllis McArthur

By: Phyllis McArthur

Its: Member

MORNINGSTAR COMPANY OF CHARLOTTE, INC.

/s/ Neville R. Christie

By: Neville R. Christie

Its: Vice President

THIRST FAMILY LIMITED PARTNERSHIP

/s/ Brian N. Livingston

By: Brian N. Livingston

Its: Managing Member

/s/ Kris Fetter

By: Kris Fetter

/s/ David Helms

By: David Helms

/s/ Lauren S. Benson by David Benson Attorney in Fact

By: David Benson, Attorney in Fact for Lauren S. Benson

/s/ David Benson as custodian for Ryan E. Benson

By: David Benson, Custodian for Ryan E. Benson

/s/ John J. McLeod

By: John J. McLeod

/s/ David Benson, Custodian for S.G. Benson

By: David Benson, Custodian for Stephen G. Benson

/s/Ann B. C. Benson

By: Ann B. C. Benson

SHURGARD:

SHURGARD STORAGE CENTERS, INC.

/a/ Harrel Beck

By: Harrell L. Beck

Its: Senior Vice President

Chief Financial Officer

SCHEDULE OF EXCEPTIONS

[TO COME]